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                                                       EXHIBIT 23







INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-59171, 33-58511, 33-33496, and 33-30648 of
Tektronix, Inc. on Form S-8 and Registration Statement Nos. 33-58635, 33-58513, 33-18658, and 33-59648 of Tektronix, Inc. on
Form S-3 of our report dated June 21, 1995 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for other postretirement benefits and income taxes in the year ended May 29, 1993 and a change in method of accounting for certain investments in debt and equity securities in the year ended May 27, 1995), incorporated by reference in this Annual Report on Form 10-K of Tektronix, Inc. for the year ended May 27, 1995.


DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Portland, Oregon
August 9, 1995